FOR IMMEDIATE RELEASE
February 15, 2022
For more information contact:
Tim McHugh (419) 247-2800
Welltower Reports Fourth Quarter 2021 Results
Toledo, Ohio, February 15, 2022…..Welltower Inc. (NYSE:WELL) today announced results for the quarter ended December 31, 2021.
Recent Highlights
•Reported net income attributable to common stockholders of $0.13 per diluted share
•Reported normalized FFO attributable to common stockholders of $0.83 per diluted share
•Seniors Housing Operating ("SHO") portfolio spot occupancy increased approximately 70 basis points ("bps") during the quarter to 77.7%, while average pro rata occupancy growth exceeded guidance of 140 bps(1)
•SHO same store revenue growth accelerated 4.8% in the fourth quarter compared to the prior year
•Achieved same store REVPOR growth of 3.4% within the SHO portfolio during the fourth quarter as compared to 2.2% in the third quarter
•Completed $1.5 billion of pro rata gross investments during the fourth quarter including $1.4 billion in acquisitions and loan funding and $142 million in development funding
•In November, we issued $500 million in 2.75% senior unsecured notes due January 2032, matching our lowest-ever coupon on a 10-year note
•Sold 11.3 million shares of common stock under our ATM program via forward sale agreements at an initial weighted average price of $85.06 since October 1, 2021 for total gross proceeds of approximately $961 million. As of February 14, 2022, approximately 11.1 million shares remain unsettled, which are expected to generate future gross proceeds of $949 million
•Awarded a rating of A- from CDP, reflecting our comprehensive disclosure, awareness and management of environmental risks, and best practices associated with environmental leadership
Annual Highlights
•SHO portfolio spot occupancy increased approximately 510 bps from the pandemic-low of 72.6% on March 12, 2021(1)
•Completed $5.7 billion of pro rata gross investments during 2021
•Formed 19 new and proprietary long-term growth relationships with best-in-class developers and operators that are expected to meaningfully contribute to capital deployment opportunities
•Announced substantial exit of the operating relationship with Genesis Healthcare ("Genesis") through real estate transactions totaling $880 million in value, generating an 8.5% unlevered IRR over full term of Genesis relationship
•Moody's Investors Services and S&P Global Ratings revised their ratings outlook for Welltower to Stable from Negative and affirmed Welltower's issuer credit ratings as 'Baa1' and 'BBB+', respectively
•Appointed John F. Burkhart as Executive Vice President, Chief Operating Officer
•Added 51 net new employees in 2021, with a focus on Business Insights, Development and Investments, representing a greater than 10% expansion in the Welltower team

COVID-19 Update
In the current quarter, SHO portfolio expenses were significantly higher than expectations, driven by higher COVID-19 related expenses, including personal protective equipment and testing costs, coupled with elevated labor expenses. Higher labor expenses resulted mainly from increased utilization of contract labor due to a rise in occupancy and challenging labor market conditions stemming from the global surge in COVID-19 cases towards the end of the year. Our share of contract labor totaled $30 million, or

(1) Occupancy metrics represent occupancy at our share for 546 properties in operation as of December 31, 2020, including unconsolidated properties but excluding acquisitions, executed dispositions, development conversions and one property closed for redevelopment.

4Q21 Earnings Release	February 15, 2022
approximately $0.07 per diluted share on net income attributable to common stockholders and normalized FFO for the three months ended December 31, 2021, resulting in an unfavorable sequential impact of $10 million or $0.02 per diluted share.
Our share of property-level expenses associated with the COVID-19 pandemic relating to our total SHO portfolio, net of reimbursements including Provider Relief Funds and similar programs in the U.K. and Canada, totaled a benefit of approximately $14 million and $39 million for the three and twelve months ended December 31, 2021, respectively, as compared to an expense of approximately $7 million and $68 million for the three and twelve months ended December 31, 2020, respectively. These costs included higher labor expenses coupled with expenditures related to procurement of personal protective equipment and other supplies, net of any reimbursements. Such amounts had a favorable impact on net income attributable to common stockholders and normalized FFO per diluted share of less than $0.03 and $0.09, for the three and twelve months ended December 31, 2021, respectively, and an unfavorable impact of $0.02 and $0.16 per diluted share for the three and twelve months ended December 31, 2020, respectively.
Capital Activity and Liquidity Inclusive of available borrowings under our line of credit, cash and cash equivalents, and restricted cash, at December 31, 2021, we had $4.0 billion of near-term available liquidity and no material senior unsecured note maturities until 2024. Since the beginning of the fourth quarter, we sold 11.3 million shares of common stock under our ATM program via forward sale agreements at an initial weighted average price of $85.06 per share which are expected to generate gross proceeds of approximately $961 million. As of February 14, 2022, approximately 11.1 million shares remain unsettled, which are expected to generate future gross proceeds of $949 million. On November 19, 2021 we completed the issuance of $500 million senior unsecured notes bearing interest at 2.75% with a maturity date of January 2032.
Dividend On February 15, 2022, the Board of Directors declared a cash dividend for the quarter ended December 31, 2021 of $0.61 per share. This dividend, which will be paid on March 8, 2022 to stockholders of record on March 1, 2022, will be our 203rd consecutive quarterly cash dividend. The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.
Quarterly Investment and Disposition Activity In the fourth quarter, we completed $1.5 billion of pro rata gross investments including $1.4 billion in acquisitions and loan funding as well as $142 million in development funding. We converted five development projects for an aggregate pro rata investment amount of $189 million. Additionally, during the quarter we completed pro rata property dispositions and loan payoffs of $200 million.
Notable Investment Activity Completed During the Quarter
Watermark Retirement Communities During the fourth quarter, we acquired a portfolio of eight rental and six entrance fee communities from Watermark Retirement Communities for $580 million, located in attractive markets across the U.S. Watermark will be retained to manage the properties under a highly aligned RIDEA 3.0 management agreement. The purchase price represents a 40% discount to estimated replacement cost. The transaction is expected to generate an unlevered IRR in the high single-digit range.
New Perspective Senior Living We formed a new 98/2 joint venture with New Perspective Senior Living and simultaneously acquired three newly developed senior housing communities in fast growing micro markets in the Midwest with densification opportunities. The portfolio was acquired for a pro rata investment of $108 million, and New Perspective has assumed operations under a strongly aligned RIDEA 3.0 contract. Additionally, we entered into a construction contract to fund the development of 34 additional cottages at one of the properties for $8 million. The transaction is anticipated to generate unlevered IRR in the high single-digit range.
Quality Senior Living During the quarter, we formed a new partnership with Quality Senior Living ("QSL") through the acquisition of a five-property portfolio of recently developed Class-A communities across the Mid-Atlantic and Southeastern U.S. for $172 million. Four of the communities will be operated by QSL under a new triple-net master lease with the remaining community managed under a strongly aligned RIDEA 3.0 contract. Additionally, we entered into a strategic long-term exclusive development agreement with QSL.
Floridian Club of Sarasota During the fourth quarter, we acquired a cottage-style active adult community located in Venice, Florida for $115 million. The property is a Class-A, purpose-built, high end resort style senior community with first rate amenities and finishes. The community was recently constructed and is fully leased with a substantial waitlist. We entered into a management agreement with The Barrington Group, who will continue to manage the community.
Wingate Senior Living During the fourth quarter, we acquired two seniors housing properties located in the Boston MSA for $100 million. The communities will be operated by Wingate Senior Living under a new triple-net master lease.
Outpatient Medical Acquisition During the fourth quarter, we acquired a portfolio of eight medical office buildings in Ann Arbor, Michigan for $106 million. The portfolio is 97% occupied, with an average age of seven years and a weighted average remaining lease term of five years.
Other Transactions Additionally during the fourth quarter, we acquired seven seniors housing communities for pro rata investment of $142 million which will be operated under new triple-net master leases with several existing operators. Additionally, we acquired a medical office building in Texas for $6 million. We disposed of four properties previously leased to Genesis, one seniors housing triple-net property and one medical office building for proceeds of $131 million, resulting in a gain on sale of $12 million.

4Q21 Earnings Release	February 15, 2022
Annual Investment and Disposition Activity During 2021, we completed $5.7 billion of pro rata gross investments including $5.1 billion in acquisitions and loan funding as well as $546 million in development funding. We converted 16 development projects for an aggregate pro rata amount of $625 million. Additionally, during the year we completed pro rata property dispositions and loan payoffs of $1.4 billion.
Notable Annual Investment Activity
Atria Senior Living During the third quarter, we completed the acquisition of a portfolio of 85 seniors housing properties owned by Holiday Retirement for $1.58 billion. The portfolio is valued at $152,000 per unit, representing a discount to estimated replacement cost in excess of 30%. Atria Senior Living assumed operations of the portfolio following its acquisition of the Holiday management company.
StoryPoint Senior Living We expanded our relationship with StoryPoint through the acquisition of 11 seniors housing communities located across the Midwest for $274 million. These properties will be operated by StoryPoint under a triple-net master lease.
Safanad/HC-One Loan Funding and Equity Investment During the second quarter, we provided £540 million ($750 million) of senior loan financing and a £30 million ($42 million) delayed facility to affiliates of Safanad, a global real estate and private equity firm, as part of the successful recapitalization of its investment in HC-One Group. The loan has a 5-year term and is fully collateralized by the shares and assets of the HC-One Group, including its underlying property portfolio of owned assets across the United Kingdom. Welltower's last pound basis on the initial £540 million investment is approximately £40,000 per unit.
Genesis Update During the first quarter, we entered into a definitive agreement to execute a series of mutually beneficial transactions resulting in the substantial exit of Welltower's operating relationship with Genesis. As of December 31, 2021, we have closed on the transitions of nine PowerBack facilities to an 80/20 joint venture with ProMedica, which occurred in April and generated pro rata proceeds of $58 million. Additionally, operations have transitioned for 39 of the remaining 42 properties, with three properties expected to transition at a later date. We have entered into definitive agreements to sell the 42 properties to either a joint venture with Aurora Health Network, the new operator and us, or to sell outright. As of December 31, 2021, we have closed on the sale of 25 of these properties for proceeds of $379 million. An additional ten properties are classified as held for sale and the remaining seven properties are expected to be sold in 2023.
Investment Activity Subsequent to Quarter End Subsequent to the end of the fourth quarter, we closed an additional $600 million of pro rata acquisitions and loan funding across four separate transactions, including a portfolio of eight class-A private pay seniors housing communities with an average age of 11 years. The investments are expected to generate high single digit unlevered IRRs.
Outlook for First Quarter 2022 The degree to which the COVID-19 pandemic continues to impact our operations and those of our operators and tenants, including the variability in the timing of recovery, is dependent on a variety of factors and remains highly uncertain. Accordingly, we are only introducing earnings guidance for the quarter ended March 31, 2022 and expect to report net income attributable to common stockholders in a range of $0.17 to $0.22 per diluted share and normalized FFO attributable to common stockholders in a range of $0.79 to $0.84 per diluted share. In preparing our guidance, we have made the following assumptions:
•Same Store NOI: We expect average blended SSNOI growth of 7.0%, which is comprised of the following components:
◦Seniors Housing Operating approximately 15.0%
◦Seniors Housing Triple-net approximately 5.0% to 6.0%
◦Outpatient Medical approximately 1.0% to 2.0%
◦Health System approximately 2.75%
◦Long-Term/Post-Acute Care approximately 1.0% to 2.0%
•Provider Relief Funds: Our first quarter guidance includes approximately $6 million of Provider Relief Funds which are expected to be received during the quarter.
•General and Administrative Expenses: We anticipate first quarter general and administrative expenses to be approximately $35 million to $37 million and stock-based compensation expense to be approximately $7 million.
•Investments: Our earnings guidance includes only those acquisitions closed or announced to date. Furthermore, no transitions or restructures beyond those announced to date are included.
•Development: We anticipate funding approximately $728 million of development in 2022 relating to projects underway on December 31, 2021.
•Dispositions: We expect pro rata disposition proceeds of $220 million at a blended yield of 5.3% in 2022. This includes approximately $161 million of expected proceeds from properties classified as held-for-sale as of December 31, 2021 and $59 million in expected loan payoffs.

4Q21 Earnings Release	February 15, 2022
Our guidance does not include any additional investments, dispositions or capital transactions beyond those we have announced, nor any other expenses, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items. Please see the Supplemental Reporting Measures section for further discussion and our definition of normalized FFO and SSNOI and Exhibit 3 for a reconciliation of the outlook for net income available to common stockholders to normalized FFO attributable to common stockholders. We will provide additional detail regarding our first quarter outlook and assumptions on the fourth quarter 2021 conference call.
Conference Call Information We have scheduled a conference call on Wednesday, February 16, 2022 at 9:00 a.m. Eastern Time to discuss our fourth quarter 2021 results, industry trends and portfolio performance. Telephone access will be available by dialing (844) 467-7115 or (409) 983-9837 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through March 2, 2022. To access the rebroadcast, dial (855) 859-2056 or (404) 537-3406 (international). The conference ID number is 2198105. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days.
Supplemental Reporting Measures We believe that net income and net income attributable to common stockholders ("NICS"), as defined by U.S. generally accepted accounting principles ("U.S. GAAP"), are the most appropriate earnings measurements. However, we consider funds from operations ("FFO"), normalized FFO, NOI, SSNOI, REVPOR and SS REVPOR to be useful supplemental measures of our operating performance. These supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.
Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts ("NAREIT") created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 2. We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of the Company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
We define NOI as total revenues, including tenant reimbursements, less property operating expenses. Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to operators, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent costs unrelated to property operations or transaction costs. These expenses include, but are not limited to, payroll and benefits, professional services, office expenses and depreciation of corporate fixed assets. SSNOI is used to evaluate the operating performance of our properties using a consistent population which controls for changes in the composition of our portfolio. As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Acquisitions and development conversions are included in the same store amounts five full quarters after acquisition or being placed into service. Land parcels, loans and sub-leases, as well as any properties sold or classified as held for sale during the period, are excluded from the same store amounts. Redeveloped properties (including major refurbishments of a Seniors Housing Operating property where 20% or more of units are simultaneously taken out of commission for 30 days or more or Outpatient Medical properties undergoing a change in intended use) are excluded from the same store amounts until five full quarters post completion of the redevelopment. Properties undergoing operator transitions and/or segment transitions are also excluded from the same store amounts until five full quarters post completion of the operator transition or segment transition. In addition, properties significantly impacted by force majeure, acts of God or other extraordinary adverse events are excluded from same store amounts until five full quarters after the properties are placed back into service. SSNOI excludes non-cash NOI and includes adjustments to present consistent property ownership percentages and to translate Canadian properties and UK properties using a consistent exchange rate. Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure. None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP. Significant normalizers (defined as any that individually exceed 0.50% of SSNOI growth per property type) are separately disclosed and explained. We believe NOI and SSNOI provide investors relevant and useful information because they measure the operating performance of our properties at the property level on an unleveraged basis. We use NOI and SSNOI to make decisions about resource allocations and to assess the property level performance of our properties. No reconciliation of the forecasted range for SSNOI on a combined basis or by property type is included in this release because we are unable to quantify certain amounts that

4Q21 Earnings Release	February 15, 2022
would be required to be included in the comparable GAAP financial measure without unreasonable efforts, and we believe such reconciliation would imply a degree of precision that could be confusing or misleading to investors.
REVPOR represents the average revenues generated per occupied room per month at our Seniors Housing Operating properties. It is calculated as our pro rata version of total resident fees and services revenues from the income statement divided by average monthly occupied room days. SS REVPOR is used to evaluate the REVPOR performance of our properties under a consistent population which eliminates changes in the composition of our portfolio. It is based on the same pool of properties used for SSNOI and includes any revenue normalizations used for SSNOI. We use REVPOR and SS REVPOR to evaluate the revenue-generating capacity and profit potential of our Seniors Housing Operating portfolio independent of fluctuating occupancy rates. They are also used in comparison against industry and competitor statistics, if known, to evaluate the quality of our Seniors Housing Operating portfolio.
Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended December 31, 2021, which is available on the Company’s website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.
About Welltower Welltower Inc. (NYSE:WELL), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The Company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower™, a real estate investment trust (“REIT”), owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com. We routinely post important information on our website at www.welltower.com in the “Investors” section, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors”. Accordingly, investors should monitor such portion of our website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission. The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.
Forward-Looking Statements and Risk Factors This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When Welltower uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, Welltower is making forward-looking statements. Forward-looking statements, including statements related to Funds From Operations guidance, are not guarantees of future performance and involve risks and uncertainties that may cause Welltower’s actual results to differ materially from Welltower’s expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the impact of the COVID-19 pandemic; uncertainty regarding the implementation and impact of the CARES Act and future stimulus or other COVID-19 relief legislation; the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; Welltower’s ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting Welltower’s properties; Welltower’s ability to re-lease space at similar rates as vacancies occur; Welltower’s ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting Welltower’s properties; changes in rules or practices governing Welltower’s financial reporting; the movement of U.S. and foreign currency exchange rates; Welltower’s ability to maintain its qualification as a REIT; key management personnel recruitment and retention; and other risks described in Welltower’s reports filed from time to time with the SEC. Welltower undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

4Q21 Earnings Release	February 15, 2022
Welltower Inc.
Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	December 31,
	2021	2020
Assets
Real estate investments:
Land and land improvements	$3,968,430	$3,440,650
Buildings and improvements	31,062,203	28,024,971
Acquired lease intangibles	1,789,628	1,500,030
Real property held for sale, net of accumulated depreciation	134,097	216,613
Construction in progress	651,389	487,742
Less accumulated depreciation and intangible amortization	(6,910,114)	(6,104,297)
Net real property owned	30,695,633	27,565,709
Right of use assets, net	522,796	465,866
Real estate loans receivable, net of credit allowance	1,068,681	443,372
Net real estate investments	32,287,110	28,474,947
Other assets:
Investments in unconsolidated entities	1,039,043	946,234
Goodwill	68,321	68,321
Cash and cash equivalents	269,265	1,545,046
Restricted cash	77,490	475,997
Straight-line rent receivable	365,643	344,066
Receivables and other assets	803,453	629,031
Total other assets	2,623,215	4,008,695
Total assets	$34,910,325	$32,483,642

Liabilities and equity
Liabilities:
Unsecured credit facility and commercial paper	$324,935	$—
Senior unsecured notes	11,613,758	11,420,790
Secured debt	2,192,261	2,377,930
Lease liabilities	545,944	418,266
Accrued expenses and other liabilities	1,235,554	1,041,594
Total liabilities	15,912,452	15,258,580
Redeemable noncontrolling interests	401,294	343,490
Equity:
Common stock	448,605	418,691
Capital in excess of par value	23,133,641	20,823,145
Treasury stock	(107,750)	(104,490)
Cumulative net income	8,663,736	8,327,598
Cumulative dividends	(14,380,915)	(13,343,721)
Accumulated other comprehensive income	(121,316)	(148,504)
Total Welltower Inc. stockholders’ equity	17,636,001	15,972,719
Noncontrolling interests	960,578	908,853
Total equity	18,596,579	16,881,572
Total liabilities and equity	$34,910,325	$32,483,642

4Q21 Earnings Release	February 15, 2022

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		2021	2020	2021	2020
	Revenues:
	Resident fees and services	$897,251	$713,534	$3,197,223	$3,074,022
	Rental income	359,145	382,049	1,374,695	1,443,360
	Interest income	39,672	21,096	137,563	69,156
	Other income	13,196	5,337	32,634	19,429
	Total revenues	1,309,264	1,122,016	4,742,115	4,605,967
	Expenses:
	Property operating expenses	785,179	620,561	2,774,562	2,597,823
	Depreciation and amortization	284,501	242,733	1,037,566	1,038,437
	Interest expense	121,848	121,173	489,853	514,388
	General and administrative expenses	33,109	27,848	126,727	128,394
	Loss (gain) on derivatives and financial instruments, net	(830)	569	(7,333)	11,049
	Loss (gain) on extinguishment of debt, net	(1,090)	13,796	49,874	47,049
	Provision for loan losses, net	(39)	83,085	7,270	94,436
	Impairment of assets	2,357	9,317	51,107	135,608
	Other expenses	15,483	33,088	41,739	70,335
	Total expenses	1,240,518	1,152,170	4,571,365	4,637,519
	Income (loss) from continuing operations before income taxes
	and other items	68,746	(30,154)	170,750	(31,552)
	Income tax (expense) benefit	(2,051)	(290)	(8,713)	(9,968)
	Income (loss) from unconsolidated entities	(12,174)	258	(22,933)	(8,083)
	Gain (loss) on real estate dispositions, net	11,673	185,464	235,375	1,088,455
	Income (loss) from continuing operations	66,194	155,278	374,479	1,038,852

	Net income (loss)	66,194	155,278	374,479	1,038,852
Less:	Net income (loss) attributable to noncontrolling interests (1)	7,522	(8,451)	38,341	60,008
	Net income (loss) attributable to common stockholders	$58,672	$163,729	$336,138	$978,844
	Average number of common shares outstanding:
	Basic	436,909	417,123	424,976	415,451
	Diluted	438,719	418,753	426,841	417,387
	Net income (loss) attributable to common stockholders per share:
	Basic	$0.13	$0.39	$0.79	$2.36
	Diluted(2)	$0.13	$0.39	$0.78	$2.33
	Common dividends per share	$0.61	$0.61	$2.44	$2.70

(1) Includes amounts attributable to redeemable noncontrolling interests.
(2) Includes adjustment to the numerator for income (loss) attributable to OP unitholders.

4Q21 Earnings Release	February 15, 2022

FFO Reconciliations				Exhibit 1
(in thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net income (loss) attributable to common stockholders	$58,672	$163,729	$336,138	$978,844
Depreciation and amortization	284,501	242,733	1,037,566	1,038,437
Impairments and losses (gains) on real estate dispositions, net	(9,316)	(176,147)	(184,268)	(952,847)
Noncontrolling interests(1)	(13,988)	(20,579)	(54,190)	(23,968)
Unconsolidated entities(2)	19,107	16,091	85,476	62,096
NAREIT FFO attributable to common stockholders	338,976	225,827	1,220,722	1,102,562
Normalizing items, net(3)	23,136	125,468	147,816	381,618
Normalized FFO attributable to common stockholders	$362,112	$351,295	$1,368,538	$1,484,180

Average diluted common shares outstanding	438,719	418,753	426,841	417,387

Per diluted share data attributable to common stockholders:
Net income (loss)(4)	$0.13	$0.39	$0.78	$2.33
NAREIT FFO	$0.77	$0.54	$2.86	$2.64
Normalized FFO	$0.83	$0.84	$3.21	$3.56

Normalized FFO Payout Ratio:
Dividends per common share	$0.61	$0.61	$2.44	$2.70
Normalized FFO attributable to common stockholders per share	$0.83	$0.84	$3.21	$3.56
Normalized FFO payout ratio	73%	73%	76%	76%

Other items:(5)
Net straight-line rent and above/below market rent amortization(6)	$(18,792)	$(21,640)	$(77,464)	$(90,926)
Non-cash interest expenses(7)	7,027	2,108	21,599	11,545
Recurring cap-ex, tenant improvements, and lease commissions	(46,344)	(21,634)	(100,925)	(81,271)
Stock-based compensation(8)	2,945	1,875	16,934	22,154

(1) Represents noncontrolling interests' share of net FFO adjustments.
(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 2.
(4) Includes adjustment to the numerator for income (loss) attributable to OP unitholders.
(5) Amounts presented net of noncontrolling interests' share and including Welltower's share of unconsolidated entities.
(6) Excludes normalized other impairment (see Exhibit 2).
(7) Excludes normalized incremental interest expense (see Exhibit 2).
(8) Excludes certain severance related stock-based compensation recorded in other expense (see Exhibit 2).

4Q21 Earnings Release	February 15, 2022

Normalizing Items				Exhibit 2
(in thousands, except per share data)	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2021		2020	2021	2020
Loss (gain) on derivatives and financial instruments, net	$(830)	(1)	$569	$(7,333)	$11,049
Loss (gain) on extinguishment of debt, net	(1,090)	(2)	13,796	49,874	47,049
Provision for loan losses, net	(39)	(3)	83,085	7,270	94,436
Nonrecurring income tax benefits	—		—	(6,298)	—
Incremental interest expense	—		—	—	5,871
Other impairment	—		—	49,241	146,508
Other expenses	15,483	(4)	33,088	41,739	70,335
Leasehold interest adjustment	1,400	(5)	—	760	—
Casualty losses, net of recoveries	4,788	(6)	—	5,786	—
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	3,424	(7)	(5,070)	6,777	6,370
Net normalizing items	$23,136		$125,468	$147,816	$381,618

Average diluted common shares outstanding	438,719		418,753	426,841	417,387
Net normalizing items per diluted share	$0.05		$0.30	$0.35	$0.91

(1) Primarily related to mark-to-market of the equity warrants received as part of the Safanad/HC-One transaction that closed in the second quarter.
(2) Primarily related to the extinguishment of secured debt
(3) Primarily related to reserves for loan losses under the current expected credit losses accounting standard.
(4) Primarily related to non-capitalizable transaction costs, including an accrual for non-capitalizable promotes, and legal fees and accrued litigation settlements.
(5) Represents $14,774,000 of revenues and $16,174,000 of property operating expenses associated with a leasehold portfolio interest relating to 26 properties assumed by a wholly-owned affiliate in conjunction with the Holiday Retirement transaction. Subsequent to the initial transaction, we purchased eight of the leased properties and one of the properties was sold by the landlord and removed from the lease. No rent will be paid in excess of net cash flow relating to the leasehold properties and therefore, the net impact each quarter will be excluded from Normalized FFO.

(6) Primarily relates to casualty losses net of any insurance recoveries.
(7) Primarily related to our share of accrued litigation settlements and non-capitalizable transaction costs on unconsolidated entities.

Outlook Reconciliation: Quarter Ending March 31, 2022		Exhibit 3
(in millions, except per share data)	Current Outlook
	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$78	$101
Impairments and losses (gains) on real estate dispositions, net(1,2)	(30)	(30)
Depreciation and amortization(1)	309	309
NAREIT FFO and Normalized FFO attributable to common stockholders	357	380

Diluted per share data attributable to common stockholders:
Net income	$0.17	$0.22
NAREIT FFO and Normalized FFO	$0.79	$0.84

Other items:(1)
Net straight-line rent and above/below market rent amortization	$(20)	$(20)
Non-cash interest expenses	5	5
Recurring cap-ex, tenant improvements, and lease commissions	(27)	(27)
Stock-based compensation	8	8

(1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(2) Includes estimated gains on expected dispositions.

4Q21 Earnings Release	February 15, 2022

Reconciliation of SHO SS REVPOR Growth				Exhibit 4
(in thousands except SS REVPOR)	Three Months Ended		Three Months Ended
	December 31,		September 30,	September 30,
	2021	2020	2021	2020
Consolidated SHO revenues	$904,780	$715,020	$839,519	$742,065
Unconsolidated SHO revenues attributable to WELL(1)	47,836	43,175	45,991	42,574
SHO revenues attributable to noncontrolling interests(2)	(75,052)	(55,155)	(73,414)	(58,505)
SHO pro rata revenues(3)	877,564	703,040	812,096	726,134
Non-cash revenues on same store properties	(562)	(851)	(562)	(848)
Revenues attributable to non-same store properties	(240,544)	(102,016)	(142,217)	(54,813)
Currency and ownership adjustments(4)	514	3,801	(448)	2,266
Normalizing adjustment for government grants(5)	(4,406)	—	—	—
Other normalizing adjustments(6)	(383)	(549)	—	(1,481)
SHO SS revenues(7)	$632,183	$603,425	$668,869	$671,258
SHO SS revenue YOY growth	4.8%		(0.4)%
Average occupied units/month(8)	38,686	38,190	39,716	40,736
SHO SS REVPOR(9)	$5,403	$5,224	$5,568	$5,448
SS REVPOR YOY growth	3.4%		2.2%

(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner and includes an adjustment to remove revenues related to certain leasehold properties. See Exhibit 2 for more information.
(3) Represents SHO revenues at Welltower pro rata ownership.
(4) Includes where appropriate adjustments to reflect consistent property ownership percentages, to translate Canadian properties at a USD/CAD rate of 1.2684 and to translate UK properties at a GBP/USD rate of 1.38.
(5) Represents normalizing adjustment related to amounts recognized related to the Health and Human Services Provider Relief Fund in the United States and similar programs in the United Kingdom and Canada.
(6) Represents aggregate normalizing adjustments which are individually less than .50% of SSNOI growth.
(7) Represents SS SHO revenues at Welltower pro rata ownership.
(8) Represents average occupied units for SS properties on a pro rata basis.
(9) Represents pro rata SS average revenues generated per occupied room per month.

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